CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Experts”, “Appointment of the Independent Registered Public Accounting Firm” and “Financial Highlights” and to the use of our report dated July 25, 2013 for Nuveen Massachusetts Premium Income Municipal Fund, Nuveen Massachusetts Dividend Advantage Municipal Fund and Nuveen Massachusetts AMT-Free Municipal Income Fund in the Registration Statement (Form N-14) and related Joint Proxy Statement/Prospectus and Statement of Additional Information of Nuveen Massachusetts Premium Income Municipal Fund filed with the Securities and Exchange Commission in this Pre-Effective No. 1 to the Registration Statement under the Securities Act of 1933 (Registration No. 333-190942).

/s/ ERNST & YOUNG LLP

Chicago, Illinois

October 7, 2013